CORPORATE MANAGEMENT AGREEMENT

    THIS CORPORATE MANAGEMENT AGREEMENT, dated this 21st day of May 1999 ("Agreement"), is entered into by and between NewCare Health Corporation, a Nevada corporation, and its affiliated companies and subsidiaries ("NewCare") and Lenox Healthcare, Inc. a Massachusetts corporation ("Manager") (NewCare and Manager are hereinafter also referred to collectively as "Parties").

    WHEREAS, NewCare desires to have Manager manage some or all of its corporate books, records and corporate operations;

    AND WHEREAS, Manager is desirous of managing some or all of NewCare's corporate books, records and corporate operations;

    NOW THEREFORE, in consideration of the mutual and reciprocal covenants and agreements set forth herein, and for other consideration acknowledged as received,

the Parties agree as follows:

     1.     SCOPE OF ENGAGEMENT

          1.1 Manager shall have authority and responsibility to manage all aspects of NewCare's corporate operations as to each of the following:

          Financial oversight, of and regarding NewCare's accounts receivable, accounts payable, accounts payable and accounts receivable processing, bank accounts, loans, loan payments, securing new loans or lines of credit (as to all intended loans, securing new loans or lines of credit, the final form must be approved by NewCare's Board of Directors);

          All Facility matters of NewCare, including federal tax withholding, other employee-related tax considerations, employee hiring and firing, promotions, compensation, benefits, benefit plans, corporate policies toward employees, compliance with EEOC, OSHA and other laws applying to NewCare employees and their working environment; labor disputes and resolution;

          NewCare's litigation and litigation files, but only to the extent that it is related to Facility operations;

          Document storage and retrieval of all Facility-related NewCare documents, including confidential documents;

          In consultation with NewCare, MIS, computer systems, technology and equipment; storage and retrieval of NewCare information; any changes in such systems, hardware and /or software components; networks and intra-company sharing of information and software; computer and telephone inter- and intra-office compatibility.

          1.2 To the extent requested and directed by NewCare's Board of Directors, Manager shall have the authority and responsibility to do some or all of the following:

          NewCare trademarks, service marks, copyrights, patents (if any), trade secrets and proprietary information; protection and registration of such intellectual property in the U.S. and in other countries, as may be appropriate;
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          Marketing matters for NewCare, including any and all advertising and promotions, including advertising and promotional budgets;

          All real estate leases, licenses, purchases or sales of NewCare property or property interests of any kind and wherever located;

          Preparation of all corporate tax returns and payment of taxes due and receipt of any refunds due; this shall include other duties, levies, assessments or other impositions, whether local, state, federal, special or otherwise; only Manager may file for and seek tax abatements or refunds on real estate taxes or on other impositions;

          All licensing and governmental approvals for all aspects of NewCare's corporate operations; this responsibility shall include, but shall not be limited to, all due diligence required in connection with filings before the U.S. Securities and Exchange Commission, all due diligence required in connection with Blue Sky registration, and the actual filing thereof (but to be signed by an officer or officers of NewCare); Manager shall have similar authority and responsibility with regard to any registrations necessitated because of any contemplated or actual public offering or private offering by NewCare; in addition, preparation of quarterly and annual reports shall be undertaken, managed and coordinated by Manager, including the printing, dissemination and filing thereof;

          All matters normally performed by the Corporate Secretary or Clerk of NewCare shall be performed by Manager, including annual and special shareholder meetings, board of director meetings, minutes of such meetings and dissemination of same; proxy preparation, dissemination and voting entries and recordation; conduct of such meetings, including annual shareholder and board of directors meetings;

          Supervision and control of NewCare's litigation and litigation files, not included under Section 1.1 (c) above.

          1.3 In connection with the above-described authority and responsibilities of Manager, NewCare hereby represents, warrants and agrees that it shall fully assist Manager and cooperate with Manager on items requested by NewCare to be handled by Manager.

          1.4 The Parties agree that, as to the categories of services under Section 1.2 (categories listed in subsections "a" through "g"), NewCare's Board of Directors may, in its sole discretion, direct Manager to no longer perform any particular category of services. Any services requested by NewCare's Board of Directors under Section 1.2 must be reasonably requested in advance ( at least 30 days' notice ) so as to allow Manager to perform such services.

      2.   MANAGER'S AUTHORITY; NON-INTERFERENCE; INDEMNIFICATION

           2.1 Manager has complete authority to carry out its obligations hereunder without hindrance or interference from any officer or employee of NewCare, unless otherwise stated in this Agreement, and Manager may in all instances use its own reasonable discretion regarding matters within its authority and areas of responsibility.

           2.2 Manager is acting as agent of NewCare in performing its obligations hereunder, in recognition of which NewCare hereby agrees to

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indemnify and hold Manager, its agents, employees, directors, and officers,
(jointly and severally, "Manager Indemnitees") harmless from and against any and all liabilities, losses, costs, expenses, claims, damages, suits, actions or proceedings ever suffered or incurred by Manager Indemnitees (including but not limited to reasonable, actual attorneys' fees) of or in connection with the proper performance of Manager's obligations and responsibilities hereunder or actions taken by or on behalf of Manager pursuant to or in furtherance of such obligations and responsibilities. This section shall survive the expiration or sooner termination of this Agreement.

          2.3 Manager hereby agrees to indemnify and hold Owner, its agents, employees, directors, and officers (jointly and severally "Owner Indemnitees") harmless from and against any and all liabilities, losses, costs, expenses, claims damages, suits, actions or proceedings every suffered or incurred by Owner Indemnitees (including but not limited to reasonable attorneys' fees) of or in connection with Manager's or its employees' gross negligence or willful misconduct in the performance of its duties hereunder. This section shall survive the expiration or sooner termination of this Agreement.

      3.  REIMBURSEMENTS

          3.1 In addition and not in lieu of the management fee to which Manager is entitled under the Management Services Agreement, but due and payable at such time as said management fee, NewCare shall reimburse Manager an amount equal to the actual costs associated with providing Manager's services hereunder ("Corporate Management Reimbursement") provided, however, that consulting costs shall not also be included in the calculation of the fee pursuant to the Management Services Agreement. Such Corporate Management Reimbursement shall be due and payable monthly in arrears. The Corporate Management Fee shall include documented time spent by Manager's employees, and by any outside consultants or agents, on NewCare matters pursuant to or in furtherance of Manager's responsibilities under this Agreement.

          3.2 NewCare grants Manager the right and authority to hire and to direct in Manager's own discretion outside consultants, and NewCare agrees to reimburse Manager for all expenses so incurred by Manager on behalf of NewCare or in furtherance of the purposes of this Agreement for matters performed by such outside consultants, including tax preparers, accountants, attorneys or independent contractors deemed to be necessary by Manager in Manager's reasonable discretion. Such reimbursement shall be made by Manager on behalf of NewCare.

     4.   TERM

          4.1 The effective date of this Agreement shall be the same as the effective date of the management services agreement dated __________, 1999 between the Parties ("Management Services Agreement"); and this Agreement shall expire or sooner terminate as of the time that said Management Services Agreement expires or terminates.

     5.   MISCELLANEOUS PROVISIONS

          5.1 Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been given (a) on the date of transmission by facsimile, with proof of receipt thereof or (b) on the date following the date of (i) deposit in the United States mail, postage prepaid,

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by registered or certified mail, return receipt requested, effective when received or (ii) delivery to a nationally recognized overnight courier service effective when received. In each case, it is to be addressed as follows, or to such other address, person or entity as the Party shall designate by notice to the other in accordance herewith;

          If to Manager:  Thomas M. Clarke
                          President and Chief Executive Officer
                          Lenox Healthcare, Inc.
                          75 South Church Street, Suite 650
                          Pittsfield, MA 01201
                          Fax No. (413) 448-2120

          If to Owner:    NewCare Health Corporation
                          6000 Lake Forrest Drive, Suite 200
                          Atlanta, GA  30328
                          Attn:  General Counsel
                          Fax No. (404) 255-5789

          5.2 Waiver of Subrogation. Manager and NewCare each hereby waive any rights of recovery against the other, or against the officers, employees, agents and representatives of the other, for loss or damages to such waiving Party's property or the property of others under its control, where and to the extent that such loss or damage is insured against under any insurance policy in force at the time of such loss or damage. Upon obtaining the policies of insurance required hereunder, Manager and NewCare shall give notice to the insurance carriers that the foregoing mutual waiver of subrogation is contained in this Agreement.

          5.3 Continued Liability of Parties. Unless otherwise expressly stated, expiration or termination of the Term shall not relieve any Party hereto of any of its liabilities and obligations hereunder that accrued prior to expiration or termination of the Term.

          5.4 Governing Law. This Agreement shall be construed and enforced in accordance with, and the performance of its terms shall be governed by, the laws of the State of Delaware, without giving effect to conflict of laws principles.

          5.5 Assignability. No Party shall assign any of its rights and obligations under this Agreement without obtaining the prior consent of the other Parties. Subject to the foregoing, the terms of this Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto and their respective successors and assigns.

          5.6 Non-Waiver. No waiver by any Party hereto of any failure of any other Party to keep or perform any provision, covenant or condition of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, covenant or condition. All rights and remedies herein granted or referred to are cumulative. If any Party resorts to any one remedy, it shall not be precluded from resorting to any other right or remedy provided by law or in equity.

           5.7 No Financial Responsibility by Manager. It is understood and agreed that Manager shall have no responsibility or obligation of any kind or nature to make any payments or to in any manner fund any payments or

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activities contemplated under this Agreement, including but not limited to, those responsibilities and NewCare liabilities contemplated under Section 1.1 hereto except out of NewCare funds controlled by Manager.

          5.8 Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in the interpretation of this Agreement. They shall not in any way limit or expand the scope, or modify the substance or context, of any section of this Agreement.

          5.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          5.10 Insurance. NewCare shall maintain director's and officer's liability insurance, at its own expense, naming Manager's officers and directors and others designated by Manager as named insureds with regard to their performance of duties, obligations and responsibilities contemplated by the terms of this Agreement.

          5.11 Termination of Management Services Agreement. If the Management Services Agreement terminates or is terminated pursuant to Section 6 of said Management Services Agreement, then this Agreement shall likewise terminate as of such date; termination notice under the Management Services Agreement may, but need not, mention termination of this Agreement in addition to termination of the Management Services Agreement for said notice to be an effective termination of both agreements.

          5.12 No Conflict. NewCare hereby represents and warrants, for itself and all affiliated entities, that there is nothing in its By-laws, Charter, corporate books, records, corporate documents, licenses, resolutions of its stockholders or Board of Directors, or contracts of any kind or nature that contradict, invalidate or that are contrary to, any of the terms or conditions of this Agreement, or that establish conditions precedent or conditions subsequent to any of the terms or conditions of this Agreement, other than anything which has been disclosed to Manager in writing prior to or as of the date of this Agreement first above written.

          5.13 Enforcement. If any Party seeks to enforce this Agreement, the prevailing party in any lawsuit shall be entitled to receive from the other Party its reasonable attorneys' fees, court costs, costs of collection and reasonable expenses.

     IN WITNESS WHEREOF, the Parties hereto have signed this Agreement as of the date first above written.

                              LENOX HEALTHCARE, INC.
                              ("Manager")

                              By: /s/ Thomas M. Clarke
                                 Thomas M. Clarke
                                 President

                              NEWCARE HEALTH CORPORATION
                              ("NewCare")

                              By: /s/ Chris Brogdon
                              Its: Chairman

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